CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated February 27, 2014 for the Congressional Effect Fund (the "Fund"), a series of the Congressional Effect Family of Funds, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 14 under the Securities Act of 1933 and Amendment No. 17 under the Investment Company Act of 1940 to the Congressional Effect Fund’s Registration Statement on Form N-1A (File Nos. 333-148558 and 811-22164), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania
April 29, 2014